Exhibit 3.1

Delaware PAGE 1 the First State       I, JEFFREY   W. BULLOCK, SECRETARY   OF   STATE   OF   THE   STATE   OF   DELAWARE, DO   HEREBY   CERTIFY   THE   ATTACHED   IS   A   TRUE   AND   CORRECT   COPY   OF   THE   CERTIFICATE   OF  AMENDMENT   OF "NETWORK   CN   INC. ", FILED   IN   THIS   OFFICE   ON   THE   THIRTIETH   DAY   OF   JULY, A.D. 2015, AT   1:52   O'CLOCK  P.M.   A   FILED   COPY   OF   THIS   CERTIFICATE   HAS   BEEN   FORWARDED   TO   THE   NEW   CASTLE   COUNTY  RECORDER   OF   DEEDS.  2350527 8100   151113578 You may  verify  this  certificate  online at  corp.delaware.gov/authver.shtml Jeffrey W. Bullock, Secretary of State =7— AUTHEN C   TION: 2603169   DATE: 07-30-15  CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION  OF  NETWORK CN INC.   (Pursuant to Section 242 of the Delaware General Corporation Law)   NETWORK CN INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:  FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is amended by replacing the entire content of the Article thereof numbered "FOURTH" with the following text:  "The total number of shares of stock which the corporation is authorized to issue is 31,666,667 shares, of which 26,666,667 shall be shares of common stock, par value $0.001 per share (the "Common Stock") and 5,000,000 shares shall be shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The shares of Common Stock and Preferred Stock may be issued by the corporation from time to time as approved by the board of directors of the corporation without the approval of the stockholders, except as otherwise provided  by  applicable  law.  The  powers,  designations,  preferences  and  relative, participating, optional and other rights of the Preferred Stock shall be provided for in a resolution or resolutions adopted by the board of directors of the corporation and set forth in a certificate of designations executed, acknowledged and filed as provided in Section 15I (g) of the General Corporation Law of the State of Delaware, amending this Article Fourth.   Effective as of the date of filing of this Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State, each fifteen (15) shares of the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share."   SECOND: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation's issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this  29th day of July, 2015.     State of Delaware Secretary of State Division of Corporations Delivered 01:54 PM 07/30/2015 FILED 01:52 PM 07/30/2015 SRV 151113578 - 2350527 FILE   By /s/ Earnest Leung Earnest Leung Chief Executive Officer